UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014 (June 24, 2014)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Max Roberts

Effective on June 24, 2014 (the “Effective Date”), Barnes & Noble College Booksellers, LLC (“College”), a majority-owned subsidiary of Barnes & Noble, Inc. (the “Company”), entered into an employment agreement with Max Roberts (the “Agreement”), pursuant to which he will serve as the Chief Executive Officer of College. Mr. Roberts was previously employed pursuant to an employment agreement, dated as of September 30, 2009 (the “Prior Agreement”).  The Agreement supersedes the Prior Agreement.  The term of the Agreement will be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ written notice.

Pursuant to the Agreement, Mr. Roberts agrees to serve as Chief Executive Officer of College, reporting directly to the Company’s Chief Executive Officer. Mr. Roberts will be entitled to an annual base salary of $850,000, or such higher amount as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  In addition, Mr. Roberts will be entitled to participate in the Company’s Executive Performance Plan, with an annual target bonus amount of not less than 150% of his annual base salary, and will also be eligible for grants of equity-based awards under the Company’s Amended and Restated 2009 Incentive Plan, as determined by the Committee.  Mr. Roberts will also receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally, as well as certain other benefits.

Mr. Roberts is an “at will” employee and will not be entitled to any severance benefits pursuant to the Agreement, except in the following circumstances.  In the event that his employment is terminated by College without “cause” or he terminates for “good reason”, subject to the execution of a release of claims against College, Mr. Roberts will be entitled to an amount equal to two times the sum of Mr. Roberts’s annual base salary, average bonus and benefits costs.  If, upon a “change in control” of the Company, such a termination of employment occurs during the greater of two years following the “change in control” of the Company and the remainder of the term of the Agreement, Mr. Roberts will be entitled to an amount equal to three times the sum described above.  Notwithstanding the foregoing, such severance payments in connection with a “change in control” will be reduced if a reduction would result in Mr. Roberts retaining a greater net-after tax amount following the application of Section 280G of the Internal Revenue Code of 1986, as amended.

The Agreement provides that Mr. Roberts will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement.  The non-competition and non-solicitation covenants apply during the term of the Agreement for the two-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Agreement and at all times thereafter.

The foregoing description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 9.01   Financial Statements and Exhibits.

(d)   Exhibits:

10.1	Employment Agreement, dated June 24, 2014, between Barnes & Noble, Inc. and Max Roberts

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: June 27, 2014	By:	/s/ Bradley A. Feuer
Name: Bradley A. Feuer
Title: Vice President, General Counsel & Corporate Secretary

Barnes & Noble, Inc.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 24, 2014, between Barnes & Noble, Inc. and Max Roberts